UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): April 12, 2006

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNISOURCE ENERGY CORPORATION	86-0786732
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

1-5924	TUCSON ELECTRIC POWER COMPANY	86-0062700
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

Motion to Amend the Settlement Agreement

As previously reported, on April 12, 2006, the Arizona Corporation Commission (ACC) issued an order directing an Administrative Law Judge (ALJ) to establish a procedural schedule to allow for an expeditious but complete review of matters relating to Tucson Electric Power Company’s (TEP) rate Settlement Agreement (Settlement Agreement) approved by the ACC in 1999.

On June 2, 2006, the ALJ issued a procedural order adopting the following schedule:

TEP testimony	August 18, 2006
Staff & intervenor testimony	November 17, 2006
TEP rebuttal testimony	December 6, 2006
Staff & intervenor rebuttal testimony	December 18, 2006
TEP rejoinder testimony	December 29, 2006
Hearing before ALJ	January 8, 2007

The procedural order states the hearing shall consider the legal argument and factual basis of whether TEP is entitled to charge market-based rates or cost-of-service based generation rates commencing in 2009, whether TEP’s proposal as outlined in its application to amend the Settlement Agreement is in the public interest, and how the ACC can/should implement demand side management, renewable energy standards and time of use tariffs.

The order also states that, at this juncture it is uncertain that the ACC can make a final determination that would implement rates in a single proceeding. Much will depend on whether the parties are able to reach agreement and the decision whether market of cost-based rates will be implemented in 2009.

The order states that, by proceeding as quickly as possible, there should be ample time to resolve all issues prior to December 31, 2008. The order directs TEP to file testimony which at a minimum shall include:

•	a complete explanation of its proposal, included an identification of all the rate elements that it believes would apply to each of its standard offer customers effective January 1, 2009;

•	projected rate impacts on standard offer customers’ total bills from having market-based generation rates compared with cost of service generation rates;

•	an explanation of how its proposals could be effective and lawful under the Track A, Track B and Phelps Dodge decisions; and

•	how TEP proposes to implement demand side management, renewable energy standards and time of use tariffs.

TEP cannot predict the outcome of the proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 6, 2006	UNISOURCE ENERGY CORPORATION
(Registrant)

/s/ Kevin P. Larson
Senior Vice President and Principal Financial Officer

Dated: June 6, 2006	TUCSON ELECTRIC POWER COMPANY
(Registrant)

/s/ Kevin P. Larson
Senior Vice President and Principal Financial Officer